Zion Oil & Gas

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Ma'anit #1 Wellsite Media

Wellsite Photos - Historical

Click a date to see the photos the Ma'anit #1 wellsite operations for the referenced date:

August 9, 2005	July 27, 2005	July 7, 2005
July 5, 2005	July 1, 2005	June 28, 2005
June 24, 2005	June10, 2005	June 9, 2005
June 2, 2005	May 31, 2005	May 27, 2005
May 25, 2005	May 23, 2005	May 19, 2005
May 17, 2005	May 13, 2005	May 11, 2005
May 10, 2005	May 9, 2005	May 6, 2005
May 5, 2005	May 4, 2005	May 3, 2005
May 2, 2005	April 29, 2005	April 28, 2005
April 27, 2005	April 26, 2005	April 25, 2005
April 22, 2005	April 21, 2005	April 20, 2005
April 18, 2005	April 17, 2005	April 15, 2005
April 10, 2005	April 7, 2005	April 3, 2005
March 31, 2005	March 28, 2005	March 24, 2005
March 22, 2005	March 20, 2005	March 17, 2005
March 16, 2005	March 15, 2005	March 13, 2005
March 9, 2005	March 5, 2005	March 3, 2005
February 27, 2005	February 24, 2005	February 23, 2005
February 22, 2005	February 18, 2005	November 30, 2004

Ma'anit #1 Wellsite Videos - Historical

These are

.wmv
files. Left click to play in Windows Media Player (a free download from Microsoft.com) or right click and select "Save As..." to download and play later.

  April 25, 2005: Rig crew making up a stabilizer and tripping in the hole. (3 min..20Mb)
  April 10, 2005: Connecting and running the bit in the hole for the first time. (4 min..23Mb)
  March 28, 2005 (4 min..23Mb)
  March 3, 2005 (1.5 min..3Mb)

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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